Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 9, 2021, with respect to the consolidated financial statements of Associated Banc-Corp, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus and registration statement.

/s/ KPMG LLP

Chicago, Illinois

June 8, 2021